Credit Suisse First Boston Mortgage Securities Corp. has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates with a file number of 333-135481. Before you invest, you should read the prospectus in that registration statement and other documents Credit Suisse First Boston Mortgage Securities Corp. has filed with the SEC for more complete information about Credit Suisse First Boston Mortgage Securities Corp. and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Credit Suisse First Boston Mortgage Securities Corp., any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-221-1037.

FINAL TERMS OF THE OFFERED CERTIFICATES

Only the classes of certificates listed in the table below are offered by the prospectus supplement.

	Class Principal	Interest Rate Formula (on or before Auction	Interest Rate Formula (after Auction	Final Scheduled	Expected Final	CUSIP	Initial Certificate Ratings
Class	Balance(1)	Distribution Date)(2)	Distribution Date)(3)	Distribution Date(4)	Distribution Date(5)	Number	S&P	Moody’s
A-1	$1,112,265,000	LIBOR + 0.11%(6)	Weighted Average(7)	December 2036	November 2011	88522N AA 1	AAA	Aaa
A-2	$123,585,000	LIBOR + 0.15%(6)	Weighted Average(7)	December 2036	November 2011	88522N AB 9	AAA	Aaa
A-X	Notional Amount(8)	Variable(8)	—	November 2011	November 2011	88522N AC 7	AAA	Aaa
A-R	$100	Weighted Average(9)	Weighted Average(9)	December 2036	December 2006	88522N AD 5	AAA	Aaa
B-1	$21,815,000	Weighted Average(9)	Weighted Average(9)	December 2036	January 2014	88522N AE 3	AA	N/R(10)
B-2	$8,985,000	Weighted Average(9)	Weighted Average(9)	December 2036	January 2014	88522N AF 0	A	N/R(10)
B-3	$5,135,000	Weighted Average(9)	Weighted Average(9)	December 2036	January 2014	88522N AG 8	BBB	N/R(10)
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(1)	These balances are approximate, as described in the prospectus supplement.

(2)
Reflects the interest rate formula up to and including the date on which the Class A-1 and Class A-2 Certificates will be transferred to a third-party investor scheduled for the distribution date in November 2011, as described in the prospectus supplement under “Description of the Certificates—Mandatory Auction of the Auction Certificates.”

(3)
Reflects the interest rate formula after the date on which the Class A-1 and Class A-2 Certificates will be transferred to a third-party investor scheduled for the distribution date in November 2011, as described in the prospectus supplement under “Description of the Certificates—Mandatory Auction of the Auction Certificates.”

(4)
The final scheduled distribution date for the offered certificates (other than the Class A-X Certificates) is based upon the first distribution date after the date of the last scheduled payment of the latest maturity date of any mortgage loan (other than any mortgage loan with an original term to stated maturity of more than 30 years) in the trust.

(5)
The expected final distribution date, based upon (a) a constant prepayment rate of 20% annually and the structuring assumptions used in the prospectus supplement, each as described under “Yield, Prepayment and Maturity Considerations—Structuring Assumptions,” (b) the assumption that the option to purchase the outstanding certificates is exercised by Thornburg Mortgage, Inc. on the earliest possible distribution date as described in the prospectus supplement under “The Pooling and Servicing Agreement—Optional Securities Purchase Right” and (c) the assumption that the mandatory auction occurs on the distribution date in November 2011 and, as a consequence in each case, the related classes of certificates are sold. The actual final distribution date for each class of offered certificates may be earlier or later, and could be substantially later, than the applicable expected final distribution date listed above.

(6)
Any portion of the interest distributed on the Class A-1 and Class A-2 Certificates which is not received from collections on the related mortgage loans will be paid from amounts received under the yield maintenance agreement as described in the prospectus supplement under “Description of the Certificates—Interest—Yield Maintenance Agreement.”

(7)
The Class A-1 and Class A-2 Certificates will accrue interest at the weighted average of the net loan rates of the mortgage loans adjusted for the related interest accrual period after the auction distribution date as described in the prospectus supplement under “Description of the Certificates—Interest—Pass-Through Rates.”

(8)
The Class A-X Certificates are interest-only certificates and will accrue interest at a variable rate on a notional amount based on the class principal balances of the Class A-1 and Class A-2 Certificates calculated as described in the prospectus supplement under “Description of the Certificates—Interest—Calculation of Interest.”

(9)	Interest will be calculated at an annual rate equal to the weighted average of the net loan rates of the mortgage loans.

(10)	The designation “N/R” means that a rating agency will not publicly rate the certificates of that class.